Exhibit 23.1

Board of Directors of Huntingdon Valley Bank 401(k) Profit Sharing Plan and Trust

Doylestown, PA

We consent to the incorporation by reference in the Registration Statement No. 333-215553, 333-257216, and 333-225749 on Forms S-8 of Huntingdon Valley Bank 401(k) Profit Sharing Plan and Trust of our report dated June 29, 2022, relating to our audits of the financial statements and supplemental schedule, which appears in this Annual Report on Form 11-K of the Huntingdon Valley Bank 401(k) Profit Sharing Plan and Trust for the year ended December 31, 2021.

/s/  S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

June 29, 2022